Westbury Bancorp, Inc. Reports Net Income for the Three Months Ended December 31, 2016

West Bend, WI, January 24, 2017 (GlobeNewswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $747,000, or $0.20 per common share for the three months ended December 31, 2016, compared to net income of $1.0 million, or $0.27 per common share for the three months ended December 31, 2015.
Greg Remus, President and Chief Executive Officer, said, "Our earnings for the quarter are down as we have incurred the expenses required to open and staff our loan production office in the Madison market, which is new to Westbury. Our Madison team added $13.3 million in high quality commercial business and real estate loans to our portfolio in the month of December. We believe we will see additional growth and related revenue from this new business enhance our earnings in the quarters ahead."
Kirk Emerich, Executive Vice President and Chief Financial Officer, added, "We are pleased that our earnings and our stock repurchase program have combined to continue to improve our ratio of price to tangible book value. Our team is focused, as always, on continued improvement in our performance and the creation of shareholder value."
Highlights for the quarter include:

•
During the three months ended December 31, 2016, our net loan portfolio increased by $9.5 million, or 7.1% annualized growth. The loan portfolio growth consisted primarily of increases in both non-owner and owner-occupied commercial real estate loans, commercial business loans and construction and land development loans. Loan growth was the primary driver of an increase in total interest and dividend income of $329,000, or 5.9%, to $5.9 million for the three months ended December 31, 2016 compared to $5.6 million for the three months ended December 31, 2015. Our yield on loans decreased to 4.07% for the three months ended December 31, 2016 from 4.13% for the three months ended December 31, 2015. The decrease in yield on loans is the result of the growth in the loan portfolio in the current low rate environment.

•
During the three months ended December 31, 2016, our deposits increased by $37.9 million, or 25.6% annualized growth. Deposit growth and the use of long-term FHLB advances were the primary causes of the increase in total interest expense of $127,000, or 21.5%, to $717,000 for the three months ended December 31, 2016 compared to $590,000 for the three months ended December 31, 2015. Our cost of deposits and interest-bearing liabilities increased to 0.46% for the three months ended December 31, 2016 from 0.41% for the three months ended December 31, 2015. The increase in cost is the result of a change in the composition of our interest bearing deposits, with the average balance of higher cost certificates of deposit increasing by $26.7 million in the current year quarter over the prior year quarter and the average balance of lower cost checking, savings and money market accounts increasing by only $17.3 million between these same periods. Additionally, the average balance of non-interest bearing demand deposits increased by $8.9 million between these same periods which helped hold the increase in our overall cost of deposits and interest-bearing liabilities to only 5 basis points.

•
Net interest income increased $202,000, or 4.0%, to $5.2 million for the three months ended December 31, 2016 compared to $5.0 million for the three months ended December 31, 2015. Our net interest margin was 3.30% for the three months ended December 31, 2016 compared to 3.42% for the three months ended December 31, 2015.

•
Non-performing assets were $703,000, or 0.10% of total assets, at December 31, 2016, compared to $661,000, or 0.09% of total assets, at September 30, 2016 and $718,000, or 0.11% of total assets, at December 31, 2015.

•
Classified assets increased to $3.5 million, or 0.47% of total assets, at December 31, 2016, compared to $2.0 million, or 0.28% of total assets, at September 30, 2016 and $2.4 million, or 0.36% of total assets, at December 31, 2015. The increase in the balance across these periods was the result of the classification of one commercial loan relationship during the quarter ending December 31, 2016. This relationship is performing as agreed at December 31, 2016.

•	Loans past due 30-89 days increased $475,000, or 66.4%, to $1.2 million at December 31, 2016 from $715,000 at September 30, 2016. The increase was concentrated in the single family loan portfolio.

•
Annualized net recoveries were 0.01% of average loans for the three months ended December 31, 2016, compared to annualized net charge-offs of 0.05% of average loans for the three months ended September 30, 2016 and annualized net charge-offs of 0.00% of average loans for the three months ended December 31, 2015.

•
Due to the increase in non-performing loans partially offset by the decrease in net charge-offs during the current year quarter, the ratio of our allowance for loan losses to non-performing loans decreased to 775.39% at December 31, 2016 compared to 933.10% at September 30, 2016.

•
Non-interest income was $1.7 million for the three months ended December 31, 2016, compared to $1.7 million for the three months ended December 31, 2015. Non-interest income represented 24.26% of total revenue for the three months ended December 31, 2016, compared to 25.03% for the three months ended December 31, 2015.

•
Non-interest expense was $5.5 million for the three months ended December 31, 2016, compared to $4.9 million for the three months ended December 31, 2015. This increase resulted from (1) an increase in the accrual for ESOP expense as we made an additional principal payment on our ESOP loan at the end of the ESOP plan year on December 31, 2016 and (2) expenses related to the opening of our Madison loan production office. Non-interest expense to average total assets was 3.12% for the three months ended December 31, 2016, compared to 3.06% for the three months ended December 31, 2015.

•	During the quarter, we continued our stock repurchase programs. For the three months ended December 31, 2016, we purchased 29,200 shares at an average price of $21.16 per share.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank serving communities in Washington, Waukesha, Dane and Outagamie Counties through its eight full service offices and two loan production offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition, the demand for the Company’s products and services, the Company's ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, the Company's ability to maintain required capital levels and adequate sources of funding and liquidity, the Company's ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
___________________________________
WEBSITE: www.westburybankwi.com
Contact:    Kirk Emerich - Executive Vice President and CFO
Greg Remus - President and CEO
262-334-5563

	At or For the Three Months Ended:
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Selected Financial Condition Data:	(Dollars in thousands)
Total assets	$732,996	$702,625	$670,778	$655,107	$670,577
Loans receivable, net	543,220	533,759	519,332	508,800	496,545
Allowance for loan losses	5,451	5,244	5,062	4,863	4,747
Securities available for sale	101,997	93,772	87,254	81,936	84,237
Total liabilities	654,684	622,996	591,696	576,499	591,459
Deposits	629,852	591,977	563,515	550,217	556,144
Stockholders' equity	78,312	79,629	79,082	78,608	79,118

Asset Quality Ratios:
Non-performing assets to total assets	0.10%	0.09%	0.08%	0.07%	0.11%
Non-performing loans to total loans	0.13%	0.10%	0.11%	0.09%	0.11%
Total classified assets to total assets	0.47%	0.28%	0.31%	0.32%	0.36%
Allowance for loan losses to non-performing loans	775.39%	933.10%	900.71%	1,087.92%	863.09%
Allowance for loan losses to total loans	0.99%	0.97%	0.96%	0.95%	0.95%
Net charge-offs (recoveries) to average loans - annualized	(0.01%)	0.05%	0.04%	0.01%	—%

Capital Ratios:
Average equity to average assets	10.76%	11.07%	11.15%	11.48%	11.83%
Equity to total assets at end of period	10.68%	11.33%	11.79%	12.00%	11.80%
Total capital to risk-weighted assets (Bank only)	13.01%	13.54%	12.99%	13.17%	12.99%
Tier 1 capital to risk-weighted assets (Bank only)	12.10%	12.61%	12.08%	12.26%	12.09%
Tier 1 capital to average assets (Bank only)	10.17%	10.23%	9.87%	9.90%	9.77%
CET1 capital to risk-weighted assets (Bank only)	12.10%	12.61%	12.08%	12.26%	12.09%

	Three Months Ended:
	December 31, 2016	December 31, 2015
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,924	$5,595
Interest expense	717	590
Net interest income	5,207	5,005
Provision for loan losses	200	150
Net interest income after provision for loan losses	5,007	4,855
Service fees on deposit accounts	989	1,078
Other non-interest income	679	593
Total non-interest income	1,668	1,671

Compensation and other employee benefits	2,942	2,364
Occupancy, furniture and equipment	536	419
Data processing	806	747
Other non-interest expense	1,235	1,321
Total non-interest expense	5,519	4,851
Income before income tax expense	1,156	1,675
Income tax expense	409	636
Net income	$747	$1,039

Basic earnings per share	$0.20	$0.27
Diluted earnings per share	$0.20	$0.27

	At or For the Three Months Ended:
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,924	$5,881	$5,763	$5,705	$5,595
Interest expense	717	694	677	641	590
Net interest income	5,207	5,187	5,086	5,064	5,005
Provision for loan losses	200	250	250	125	150
Net interest income after provision for loan losses	5,007	4,937	4,836	4,939	4,855
Service fees on deposit accounts	989	984	975	947	1,078
Other non-interest income	679	978	641	552	593
Total non-interest income	1,668	1,962	1,616	1,499	1,671

Compensation and other employee benefits	2,942	3,114	2,545	2,542	2,364
Occupancy and furniture and equipment	536	474	428	443	419
Data processing	806	790	781	772	747
Other non-interest expense	1,235	1,493	1,382	1,243	1,321
Total non-interest expense	5,519	5,871	5,136	5,000	4,851
Income before income tax expense	1,156	1,028	1,316	1,438	1,675
Income tax expense	409	375	410	565	636
Net income	$747	$653	$906	$873	$1,039

Basic earnings per share	$0.20	$0.18	$0.25	$0.23	$0.27
Diluted earnings per share	$0.20	$0.17	$0.25	$0.23	$0.27

	At or For the Three Months Ended
	December 31, 2016	December 31, 2015
Selected Financial Performance Ratios:
Return on average assets	0.42%	0.66%
Return on average equity	3.92%	5.30%
Interest rate spread	3.29%	3.41%
Net interest margin	3.30%	3.42%
Non-interest expense to average total assets	3.12%	3.06%
Average interest-earning assets to average interest-bearing liabilities	102.90%	102.03%

Per Share and Stock Market Data:
Net income per common share	$0.20	$0.27
Basic weighted average shares outstanding	3,661,351	3,813,658
Book value per share - excluding unallocated ESOP shares	$21.39	$20.00
Book value per share - including unallocated ESOP shares	$19.69	$18.37
Closing market price	$20.70	$18.00
Price to book ratio - excluding unallocated ESOP shares	96.77%	90.00%
Price to book ratio - including unallocated ESOP shares	105.13%	97.99%